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                                                                    Exhibit 99.1
[LOGO]
 DQE

                                 News Release
     DQE Board Adopts Back-to-Basics Plan to Enhance Financial Flexibility and Ensure Post-2004 Power Supply for POLR Customers

  Company Also Declares July 1 Dividend; Issues Dividend and Earnings Guidance

PITTSBURGH - As part of its Back-to-Basics business strategy, DQE's Board of Directors and management team today announced a growth plan designed to build on the successes of its core utility business, Duquesne Light, and to provide long-term benefits for shareholders and customers.

The Back-to-Basics strategy features a more concentrated focus on the company's electric utility operations and its complementary businesses. DQE is taking the best from what it is today and building on it. DQE's plan is intended to enhance the company's financial flexibility, through a reduction in debt and an increase in equity, so it can pursue opportunities close to its core business that are designed to provide sustained value. Specifics include:

     .  divesting non-core businesses;
     .  conserving cash through a revised dividend policy;
     .  issuing additional equity; and
     . developing an additional earnings stream from its core electric business through a comprehensive long-term rate plan for its utility customers, backed by a secure supply of electricity, including the development of a 1,200-megawatt generation site within Duquesne Light's service territory.

Asset Divestitures

A key step in implementing DQE's Back-to-Basics strategy is the divestiture of non-core, under- performing assets. DQE has identified and is currently exploring the sale of these businesses, including its propane assets, its energy-technology investments, and its water and wastewater management business.

DQE's current investments in these businesses are approximately $70 million in the propane business, $20 million in energy-technology investments and $325 million in its water and wastewater management company. If a potential sale is for less than book value, or if the recorded goodwill related to these assets is otherwise determined to have a fair value that is less than book value, a charge to earnings would occur. At this time, DQE cannot predict whether any sales will be completed, the amount of any sale, or if charges to earnings will have to be taken. In addition, the closing of any sale of the water and wastewater management business, and the receipt of proceeds, cannot be achieved until regulatory approval is received from each of the states in which its regulated utilities operate. It is estimated that such approvals would take 6 to 18 months after applying with the respective state regulatory agencies.
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Common Stock Dividend

DQE's Board of Directors has declared a 42 cents per share quarterly dividend, payable on July 1 to holders of record on June 10. However, the Board continues to evaluate the level of dividends and the targeted payout ratio, and expects to reduce the quarterly dividend by 40 percent to $.25 per share, commencing with the dividend paid in October 2002.

Cash conserved through the reduced level of dividends would provide funds for use in connection with the company's core electric business as part of its Back-to-Basics strategy designed to enhance long-term shareholder value. The new dividend level and the related payout ratio would place DQE more in line with its peers within the electric utility industry, whose payout ratios range from 65 to 75 percent of expected earnings.

Equity Issuance

DQE's Board of Directors also authorized the issuance of up to $250 million of common stock, which may occur in the second or third quarter, depending on market conditions.

Power Plant Would Serve Core Electric Utility Customers

Contingent on regulatory approval, DQE's Board of Directors has authorized the company to proceed with the development of a natural-gas fired generating station, with an initial 600-megawatt base unit designed for future expansion to include an additional 600-megawatt unit. The decision to build the initial 600-megawatt unit -- and to proceed with permitting for the second unit -- is a result of a comprehensive evaluation of a variety of options to provide power to Duquesne Light customers who prefer the familiarity and price certainty of the company's Provider of Last Resort (POLR) service after the current supply arrangement expires at the end of 2004. In addition, this alternative is designed to enhance shareholder value through a continuing earnings stream from the core electric business. POLR customers are those who have not selected an alternative generation supplier as part of Pennsylvania's Electric Choice program.

Duquesne Light is preparing to file with the Pennsylvania Public Utility Commission (PUC), by August, a comprehensive plan that would extend its current fixed prices for POLR customers as protection from electric market volatility beyond 2004. This plan will be backed by a balanced supply portfolio, which combines firm contractual sources of energy and the newly constructed generating facility.

The first 600-megawatt unit currently is estimated to cost approximately $400 million. The project may employ as many as 500 to 800 workers during the construction period and 30 to 40 full-time workers when both units are in full operation. Construction of the first unit is projected to take approximately 24 months, once approval is received from the PUC and the Pennsylvania Department of Environmental Protection.

Duquesne Power, a DQE subsidiary, would own and operate the generating plant, to be located at the former LTV site in Hopewell Township, Beaver County. Duquesne Power would sell the power from the plant to Duquesne Light at rates approved by federal and state regulators.
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DQE would fund the generation plant project through a combination of debt and equity. The equity component would be funded through proceeds from the asset sales, the revised dividend policy and proceeds from equity issuances.

Earnings Guidance

DQE currently estimates earnings will be in the range of $85 to $90 million for 2002, excluding any potential charges from asset divestitures. Future earnings will reflect a continued focus on recurring and sustainable earnings through the company's Back-to-Basics strategy.

About DQE

Headquartered in Pittsburgh, DQE, Inc. (NYSE: DQE) delivers essential products and related services. Its principal subsidiary, Duquesne Light Company, is a leader in the transmission and distribution of electric energy, offering technological innovation and superior customer service and reliability to more than a half million direct customers throughout southwestern Pennsylvania.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties as discussed below. Projected DQE cash flow, net income, earnings, earnings growth, capitalization, dividends and dividend payout ratio will depend on the performance of its subsidiaries, on the effectiveness of the divestiture of non-core businesses, the implementation of DQE's growth plan, and board policy. Demand for and pricing of electric, water and telecommunications utility services and landfill gas, changing market conditions and weather conditions, could affect income and earnings levels at DQE and each subsidiary. Duquesne Light's earnings will be affected by the number of customers who choose to receive electric generation through the provider-of-last-resort arrangement and by the final PUC approval of its post-2004 provider-of-last-resort plan. The development of the generation plant will depend on various regulatory approvals. Any common stock offering will depend on market conditions. Customer energy demand, fuel costs and plant operations will affect DQE Energy Services' earnings. The outcome of the shareholder litigation initiated against each of DQE and AquaSource may affect DQE's performance. Market and business conditions, demand for services, and stock market volatility may affect DQE's ability to monetize its non-core propane assets, energy technology investments and water and wastewater management business. The tragic events of September 11, 2001, have created broad uncertainty in the global economy, and DQE continues to assess the impact on its businesses, including but not limited to DQE Financial. Overall performance by DQE and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in DQE's SEC filings made to date.

A registration statement relating to various classes of securities of DQE and DQE Capital, including DQE equity securities referred to above, has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. Any such offer will be made only by means of a prospectus specifically relating to such offer. In addition, there will be no sale of any of these securities in any state in which any such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.